Exhibit 99.1
PRESS RELEASE
 May/_18_/2010

For Immediate Release Contact: Angie Langer Marketing Communications Manager alanger@sajan.com phone: 715-426-9505

Sajan, Inc. Announces First Quarter 2010 Financial Results
First Quarter Investor Conference Call to be Held on May 27, 2010

RIVER FALLS, WI., May 18, 2010 – Sajan, Inc., (SAJA.PK) a provider of global language services and cloud-based translation management software, today reported financial results for its 2010 first quarter ended March 31, 2010.

First Quarter Financial Results

First quarter 2010 sales increased 4 percent to $3.1 million, as compared to $3.0 million for the same period of 2010.  The net loss attributable to Sajan for the first quarter of 2010 was approximately $1.5 million, or $0.13 per share, compared to net loss attributable to Sajan of approximately $204,000, or $0.04 per share for the same quarter last year.  First quarter 2010 financial results included approximately $371,000, or $0.03 per share, of non-cash expenses related to stock option expenses compared to approximately $16,000, or $0.00 per share, in the prior year comparable period.  More complete financial information and analysis is contained in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2010.

On February 23, 2010, MathStar, Inc., ("Mathstar") a Delaware corporation and Sajan, Inc. ("Sajan") a Minnesota corporation completed the merger of Sajan with and into a wholly-owned subsidiary of MathStar and MathStar changed its name to “Sajan, Inc.”  For accounting purposes, Sajan is treated as the continuing reporting entity that acquired MathStar because Sajan obtained effective control of MathStar as a result of the Merger.  Thus, the historical results in our press releases and SEC filings represent those of Sajan.  For ease of reference, we use “Sajan” to refer to the historical operations of Sajan and the “Company” to refer to the combined MathStar and Sajan.  In the first quarter of fiscal 2010, we recorded approximately $540,000, or $0.05 per share of transaction related costs, including legal, accounting, filing and investment banking fees, associated with the February merger.

"All at Sajan are excited the merger and associated transition to a public reporting entity is nearly completed and about the growth opportunities in the near future," said Shannon Zimmerman, the Company’s chief executive officer, president and interim chief financial officer.  "With the merger activities substantially behind us, we anticipate an increase in second quarter revenues and an improvement in second quarter financial performance as compared to the 2010 first quarter," concluded Zimmerman.

Balance Sheet

On March 31, 2010, the Company maintained a strong balance sheet with approximately $10.1 million in assets, including $3.8 million in cash and cash equivalents.  At the end of the first quarter, the Company had a current ratio of 1.6 to 1.0 and a book value of $0.25 per share.

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Sajan, Inc.
May 18, 2010
Page Two

Conference Call Details

The Company’s investors will have the opportunity to listen to management’s discussion of its business operations, financial results and growth strategies on a conference call at 3:30 p.m. CT on May 27, 2010. The Company invites all those interested to join the call by dialing 800-779-8307 and entering access code 4891413.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CT on June 4, 2010 by dialing 866-420-4825.

About Sajan

Sajan® is the leading provider of global language services and cloud-based translation management software.  Through our two operating units, Sajan Global Language Services™ and Sajan Software™, we deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle.  At the center of Sajan’s offerings is the industry’s foremost translation management system, GCMS™, used by over 650 clients to date.  Our spectrum of delivery models and nimble, entrepreneurial culture enable Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry.  Our website is http://www.sajan.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company’s Current Report on Form 8-K and Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010 and March 31, 2010, respectively, under the heading “Item 1A. Risk Factors”.  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Sajan, Inc., Subsidiaries and Affiliate (River Valley Business Center, LLC) (1)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended
	March 31, 2010	March 31, 2009
Revenues	3,140,202	3,018,040
Cost of revenues	1,761,503	1,682,393

Gross margin	1,378,699	1,335,647
Selling, general and administrative expenses	2,305,676	1,456,159
Research and development	568,586	133,221

Operating loss	(1,495,563)	(253,733)
Interest expense, net	(60,038)	(56,208)

Loss before income taxes and non-controlling interests in subsidiary and affiliate	(1,555,601)	(309,941)
Income tax benefit	(62,311)	(68,187)
Non-controlling interest in subsidiary and affiliate	(1,919)	(38,234)

Net loss attributable to Sajan, Inc. and subsidiaries	$(1,495,209)	$(203,520)

Loss per common share – Basic and diluted	$(0.13)	$(0.04)

Weighted average shares outstanding – Basic and diluted	11,912,631	5,686,250

(1)
MathStar and Sajan consolidated as of February 24, 2010, River Valley Business Center, LLC deconsolidated as of February 23, 2010, and Sajan India Software Private Limited consolidated as of June 1, 2009.

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Sajan, Inc., Subsidiaries and Affiliate (River Valley Business Center, LLC) (1)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010 (Unaudited)	December 31, 2009
Assets

Current assets
Cash and cash equivalents	$3,834,618	$120,493
Restricted cash	1,000,000	-
Receivables, net	2,340,642	2,871,005
Other current assets	1,090,594	955,401
Total current assets	8,265,854	3,946,899

Property and equipment, net	747,036	3,349,556

Other assets, net	1,084,500	1,238,394
Total assets	$10,097,390	$8,534,849

Liabilities and Stockholders’ Equity

Total current liabilities	5,331,580	4,035,535

Long-term liabilities	719,205	3,037,378
Total liabilities	6,050,785	7,072,913

Stockholders’ equity	4,052,326	1,243,735

Non-controlling interest in subsidiary and affiliate	(5,721)	218,201
Total equity	4,046,605	1,461,936

Total liabilities and stockholders’ equity	$10,097,390	$8,534,849

(1)
MathStar and Sajan consolidated as of February 24, 2010, River Valley Business Center, LLC deconsolidated as of February 23, 2010, and Sajan India Software Private Limited consolidated as of June 1, 2009.

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